Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated November 21, 2024 relating to the financial statements of Regentis Biomaterials Ltd. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.,

Certified Public Accountants

A firm in the Deloitte Global Network

Tel Aviv, Israel

March 10, 2025